Maier & Company
Corporate Communications and Investor Relations

                                                                    NEWS RELEASE

CONTACT:
                      Gary S. Maier
                      Maier & Company, Inc.
                      (310) 442-9852

            CYTOMEDIX, INC. CONSOLIDATES MANAGEMENT RESPONSIBILITIES
                  --PRESIDENT SCHEDULED TO RELINQUISH DUTIES--

      LITTLE ROCK, ARKANSAS - JUNE 29, 2004 - Cytomedix, Inc. (OTCBB:CYME) today announced that Mark Cline, president, will leave the company this month and Kshitij Mohan, Ph.D., chief executive officer, will assume his responsibilities in a planned transition.

      "As our AutoloGel(TM) System for the treatment of chronic wounds becomes a reality, our management requirements have changed and Mark has decided to leave the company to pursue other endeavors. We appreciate Mark's contributions during a critical period in the company's evolution and wish him well for his future success," said Dr. Mohan.

      The company also said Cline has resigned as a member of its board of directors.

ABOUT CYTOMEDIX

      Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates. The current product offering is Autologel(TM), an autologous platelet gel composed of multiple growth factors and fibrin matrix, which is used to treat chronic wounds and supported by an extensive base of patents. The Company is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. It has commenced a prospective, randomized, and controlled, FDA- approved clinical trial to seek a specific clinical indication for Autologel(TM)for the treatment of non-healing diabetic foot ulcers. Additional information is available at: http://www.cytomedix.com.

FORWARD LOOKING STATEMENTS

      Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

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